                                                                    EXHIBIT 12.1

SCHEDULE OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

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
                              PERIOD FROM
                               INCEPTION     YEAR ENDED       THREE MONTHS
                                THROUGH     DECEMBER 31,     ENDED MARCH 31,
                              DECEMBER 31, ----------------  ----------------
                                  1994      1995     1996     1996     1997
                              ------------ -------  -------  ------- --------
Loss before income taxes.....    $(577)    $(2,425) $(8,568) $ (754) $ (4,871)
Consolidated fixed charges...       26         131    1,207     143       564
Capitalized interest.........      --          --       --      --       (200)
                                 -----     -------  -------  ------  --------
Earnings.....................    $(551)    $(2,294) $(7,361) $ (611) $ (4,507)
                                 -----     -------  -------  ------  --------
CONSOLIDATED FIXED CHARGES:
Interest expense.............    $  13     $    59  $   857  $   97  $    151
Capitalized interest.........      --          --       --      --        200
Rental expenses..............       13          72      350      46       213
                                 -----     -------  -------  ------  --------
Consolidated Fixed Charges...    $  26     $   131  $ 1,207  $  143  $    564
                                 =====     =======  =======  ======  ========
DEFICIENCY OF EARNINGS TO
 FIXED CHARGES...............    $(577)    $(2,425) $(8,568) $ (754) $ (5,071)
                                 =====     =======  =======  ======  ========
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